EXHIBIT 99.1

Havertys to Name Richard B. Hare as Executive Vice President and Chief Financial Officer

ATLANTA, GEORGIA, April 18, 2017 – HAVERTYS (NYSE: HVT and HVT.A) today announced that Richard B. Hare will join the Company as executive vice president and chief financial officer, effective May 4, 2017.
"We are pleased to welcome Richard to the Havertys team," said Clarence H. Smith, chairman, president, and CEO.  "Richard brings a wealth of financial experience and executive leadership to our organization as we formulate and pursue strategies that leverage on our strong brand and improve performance for our stakeholders."
Prior to joining Havertys, Hare, 50, was senior vice president, finance, treasurer and chief financial officer of Carmike Cinemas, Inc. from March 2006 until it was acquired in December 2016.  Carmike Cinemas, Inc. operated 271 theaters in 41 states primarily in mid-sized communities and traded on NASDAQ under the symbol CKEC.  His previous experience includes serving as chief accounting officer and controller for Greenfuels Holding Company, LLC, an energy development and management services company, from August 2002 to March 2006 and as assistant treasurer for SCI Systems, Inc., a global manufacturer of electronics from October 2000 to June 2002.  Hare also served as treasurer and assistant treasurer for Wolverine Tube, Inc., a global manufacturer of copper and copper alloy products from January 1994 to October 2000.  Before that he spent four years in the audit practice at Coopers & Lybrand in Birmingham, Alabama.
Hare has a Bachelor of Science degree in Business Administration from Auburn University and a master's degree in business administration from Vanderbilt University.  He is a certified public accountant and completed the Advanced Management Program at Harvard Business School.  Hare was elected to the board of directors of Gray Television, Inc. in 2016 and serves as a member of the board of trustees of Chatham Hall School in Chatham, Virginia.
He succeeds Dennis L. Fink, who announced his planned retirement last year.  Fink will remain with Havertys as executive vice president, finance, reporting to Smith, during a transition period expected to continue through mid-August 2017.
"Dennis has made extraordinary contributions to Havertys over his 24 years as our CFO," said Smith.  "We will miss his passion and deep dedication to our culture of serving the customer while creating strong stockholders' returns.  Dennis has been a close partner to me over the past decades and the entire Havertys team owes much of our success to his financial expertise and solid strategic input.  We wish Dennis much happiness in his retirement."
Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 123 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges.  Additional information is available on the Company's website, havertys.com.
Contact:
Haverty Furniture Companies, Inc., 404-443-2900
Jenny Hill Parker
SVP, Finance, Secretary and Treasurer
SOURCE:  Havertys